OMNIQUIP INTERNATIONAL, INC.
                              222 East Main Street
                        Port Washington, Wisconsin 53074


                                 April 19, 1999



Mr. Thomas K. Breslin
6601 Kingsbridge
Cary, Illinois  60013

Dear Mr. Breslin:

              OmniQuip International, Inc. (the "Company") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this regard, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Company's Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company.

              In order to induce you to remain in the employ of the company, this letter agreement sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a "change in control of the Company" (as defined in Section 2 hereof) under the circumstances described below.

              1. TERM. This Agreement shall commence on the date hereof and shall continue until December 31, 2000; provided, however, that commencing on January 1, 2001 and each January 1st thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 30 days prior to such January 1st date, the Company shall have given notice that it does not wish to extend this Agreement, and provided, further, that following a change in control of the Company (as hereinafter defined) the term of this Agreement shall automatically extend to the date which is two years following such change in control.

              2. CHANGE IN CONTROL. No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below, and your employment by the Company shall thereafter have been terminated in accordance with Section 3 below. For purposes of this Agreement, a "change in control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934,

Mr. Thomas K. Breslin
April 19, 1999
Page 2


as amended ("Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if (a) any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company's then outstanding securities; or (b) during any period of two consecutive years (including periods commencing prior to the date hereof), individuals who at the beginning of such period constitute the Board of Directors of the Company (the "Board") cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

              3. TERMINATION FOLLOWING CHANGE OF CONTROL. If any of the events described in Section 2 hereof constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 4 hereof upon the subsequent termination of your employment within a period of two
(2) years following such change in control unless such termination is because of your death or Retirement, by the Company for Cause or Disability or by you other than for Good Reason.

                 (a) Disability; Retirement.

                    (i) If, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties with the Company on a full time basis for 130 consecutive business days, and within thirty (30) days after written notice of termination is given you shall not have returned to the full time performance of your duties, the Company may terminate this Agreement for "Disability."

                    (ii) Termination by the Company or you of your employment based on "Retirement" shall mean termination in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

                 (b) Cause. The Company may terminate your employment for Cause. For the purposes of this Agreement, the Company shall have "Cause" to terminate your employment hereunder upon (i) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed you duties, or (ii) the willful engaging by you in gross misconduct materially and demonstrably injurious to the Company. For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for

Mr. Thomas K. Breslin
April 19, 1999
Page 3


Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (i) or (ii) of the first sentence of this paragraph and specifying the particulars thereof in detail.

                 (c) Good Reason. You may terminate your employment for Good Reason. For purposes of this Agreement "Good Reason" shall mean:

                    (i) without your express written consent, the assignment to you of any duties materially inconsistent with your positions, duties, responsibilities and status with the Company immediately prior to a change in control;

                    (ii) a reduction by the Company in your base salary as in effect on the date hereof or as the same may be increased from time to time;

                    (iii) without your express written consent, the Company's requiring you to be based anywhere other than the Company's facility where you performed your duties for the Company immediately prior to a change in control; and;

                    (iv) the failure by the Company to continue in effect any benefit or compensation plan, pension plan, life insurance plan, health and accident plan or disability plan in which you are participating at the time of a change in control of the Company (or plans providing you with substantially similar benefits), the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits under any of such plans or deprive you of any material fringe benefit enjoyed by you at the time of the change in control, or the failure by the Company to provide you with the number of paid vacation days to which you are then entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect on the date hereof;

                    (v) the failure of the Company to obtain the assumption of the agreement to perform this Agreement by any successor as contemplated in
Section 6 hereof; or

                    (vi) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of subparagraph (d) below (and, if applicable, subparagraph (b) above); and for purposes of this Agreement, no such purported termination shall be effective.

                 (d) Notice of Termination. Any termination by the Company pursuant to subparagraphs (a) or (b) above or by you pursuant to subparagraph
(c) above shall be communicated by written Notice of Termination to the other party hereto. For purposes

Mr. Thomas K. Breslin
April 19, 1999
Page 4

of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

                 (e) Date of Termination. "Date of Termination" shall mean (i) if this Agreement is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (ii) if your employment is terminated pursuant to subparagraph (c) above, the date specified in the Notice of Termination, and (iii) if your employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within thirty (30) days after any Notice of Termination one party notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

               4. COMPENSATION UPON TERMINATION OR DURING DISABILITY.

                 (a) During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect until this Agreement is terminated pursuant to Section 3(a) hereof. Thereafter, your benefits shall be determined in accordance with the Company's long term disability plan, or a substitute plan then in effect.

                 (b) If your employment shall be terminated for Cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to you under this Agreement.

                 (c) If the Company shall terminate your employment other than pursuant to Section 3(a) or 3(b) hereof or if you shall terminate your employment for Good Reason, then the Company shall pay to you as severance pay in a lump sum on the fifth day following the Date of Termination, the following amounts:

                    (i) your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

                    (ii) if the Date of Termination occurs on or prior to the first anniversary date of the change in control of the Company, then in lieu of any further salary payments to you for periods subsequent to the Date of Termination, an amount equal to two (2) times your annual base salary in effect as of the Date of Termination;

Mr. Thomas K. Breslin
April 19, 1999
Page 5


                    (iii) if the Date of  Termination  occurs  after  the  first anniversary date of the change in control of the Company, then in lieu of any further salary payments to you for periods subsequent to the Date of Termination, an amount equal to (A) two (2) times your annual base salary in effect as of the Date of Termination less (B) an amount equal to one-twelfth (1/12) of your annual base salary in effect as of the Date of Termination for each month (or portion of a month) which has elapsed between the first anniversary of the date of the change in control and the Date of Termination. For example, if a change in control occurs on January 1, 1999 and the Date of Termination occurs on January 10, 2000, a portion of one month shall have elapsed between the first anniversary of the date of the change in control and the Date of Termination, and you would be eligible to receive an amount equal to approximately 1.917 (or 23/12ths) of your annual base salary in effect as of the Date of Termination. If the Date of Termination occurs on November 10, 2000, ten months and a portion of one additional month shall have elapsed between the first anniversary of the date of the change in control and the Date of
Termination, and you would be eligible to receive an amount equal to approximately 1.083 (or 13/12ths) of your annual base salary in effect as of the Date of Termination;

                    (iv) in lieu of a bonus under the Company's executive incentive plan (or any successor bonus plan or arrangement), an amount in cash equal to 50% of the average bonus payment awarded under such plan (or any predecessor bonus plan or arrangement) for the three years prior to the Date of Termination (or such lesser period of years as you have been employed by the Company);

                    (v) in lieu of shares of common stock of the Company, par value $.01 per share ("Company Shares"), issuable under the Company's 1996 Long-Term Incentive Plan, as amended, or any other stock option plan adopted from time to time by the Company for its key executives (the "Plan"), issuable upon exercise of options ("Options") granted to you under the Company's Plan, (which Options shall be cancelled upon the making of the payment referred to below), you shall receive an amount in cash equal to the aggregate spread between the exercise prices of all Options held by you whether or not then fully exercisable, and the higher of (a) the closing price of Company Shares as reported on the National Association of Securities Dealers Automatic Quotation System National Market System ("NASDAQ") on the Date of Termination (or the closing price on any exchange on which the Company Shares are then traded, if applicable), or (b) the highest price per Company Share actually paid in connection with any change in control of the Company;

                    (vi) the Company shall also pay all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

                 (d) Unless you are terminated for Cause, the Company shall maintain in full force and effect, for the continued benefit of you for one year after the Date of Termination, all employee benefit plans and programs or arrangements in which you were

Mr. Thomas K. Breslin
April 19, 1999
Page 6


entitled to participate immediately prior to the Date of Termination provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans and programs. At the end of the period of coverage, you shall have the option to have assigned to you at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company and relating specifically to you.

                 (e) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

               5. OTHER AGREEMENTS. Until the occurrence of a change in control of the Company as defined herein, the Company's obligation for the payment of severance or other benefits upon termination of your employment shall be governed by such other agreement, if any, between you and the Company or any subsidiary thereof. Following the occurrence of a change in control of the Company, as defined herein, this Agreement shall supersede any such other agreement and such other agreement shall have no further force or effect.

               6. SUCCESSORS, BINDING AGREEMENT.

                 (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                 (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise

Mr. Thomas K. Breslin
April 19, 1999
Page 7


provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

               7. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

               8. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin.

               9. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

               10. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument. Any such counterpart may be executed by facsimile signature with only verbal confirmation, and when so executed and delivered shall be deemed an original and such counterpart(s) together shall constitute only one original.

               11. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Milwaukee, , Wisconsin in accordance with the rules of the American Arbitration Association then in effect. Notwithstanding the pendency of any such dispute or controversy, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with Section 3(e) hereof. Amounts paid under this Section 11 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any

Mr. Thomas K. Breslin
April 19, 1999
Page 8


other amounts due under this Agreement. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

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

Mr. Thomas K. Breslin
April 19, 1999
Page 9


              If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                       Sincerely,

                                       OMNIQUIP INTERNATIONAL, INC.



                                       By: /s/ P. Enoch Stiff
                                           -------------------------------------
                                           P. Enoch Stiff
                                           President and Chief Executive Officer




AGREED TO AS OF THIS
19TH DAY OF APRIL, 1999



/s/ Thomas K. Breslin
----------------------------------
Thomas K. Breslin